Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Home Solutions of America, Inc. (the "Company") on Form S-3 of our report dated March 29, 2006, on our audit of the consolidated financial statements of the Company as of December 31, 2005, and for each of the years in the two-year period then ended, which report is included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 31, 2006.  We also consent to the use of Corbin & Company, LLP's name as it appears under the caption "Experts."

/s/ CORBIN & COMPANY, LLP

Irvine, California
August 14, 2006